CrossAmerica Partners LP Reports Second Quarter 2016 Results

- Reported Second Quarter 2016 Net Income available to CrossAmerica limited partners of $2.8 million compared to a Second Quarter 2015 Net Loss of $0.2 million
- Generated Second Quarter 2016 Adjusted EBITDA of $27.1 million, up 42% over Second Quarter 2015
- Generated Second Quarter 2016 Distributable Cash Flow of $21.2 million, up 48% over Second Quarter 2015
- Announced a quarterly distribution of $0.6025 per unit attributable to the second quarter of 2016, a 7.1% increase compared with the distribution attributable to the second quarter of 2015
- Reported Second Quarter 2016 Distribution Coverage Ratio of 1.07x versus 1.04x for the Second Quarter 2015

Allentown, PA August 5, 2016 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor and owner and lessor of real estate used in the retail distribution of motor fuels, today reported financial results for the second quarter ended June 30, 2016.
“We successfully executed on our strategic, operational and financial goals for the second quarter,” said Jeremy Bergeron, President of CrossAmerica. “A strong performance from our recently acquired stores, continued integration and cost controls across our base business, and specific steps that we took to further strengthen our balance sheet were evident in our results.”
Three Months
Consolidated Results
Operating income was $9.4 million for the second quarter 2016 compared to $3.7 million achieved in the second quarter 2015. EBITDA was $23.1 million for the three month period ended June 30, 2016, up 53% over the $15.1 million for the same period in 2015. Adjusted EBITDA was $27.1 million for the second quarter 2016 compared to $19.1 million for the same period in 2015, representing an increase of 42%. The increase in EBITDA and Adjusted EBITDA was due primarily to an increase in the gross profit at CrossAmerica's wholesale segment from rental income, as the Partnership continued to execute on its dealerization strategy, moving acquired assets out of the retail segment to the wholesale segment (non-GAAP measures, including EBITDA, as described are reconciled to the corresponding GAAP measures in the Supplemental Disclosure section of this release).
“By bringing in a lessee dealer to operate our sites, we stabilize cash flow by removing the retail margin variability,” said Bergeron. “In addition, dealerization avails us of more qualifying income through dealer rent while eliminating the labor and maintenance expense of operating the store.”
Wholesale Segment
During the second quarter 2016, CrossAmerica distributed, on a wholesale basis, 265.9 million gallons of motor fuel at an average wholesale gross profit of $0.054 per gallon, resulting in motor fuel gross profits of $14.3 million. For the three month period ended June 30, 2015, CrossAmerica distributed, on a wholesale basis, 277.1 million gallons of fuel at an average wholesale gross profit of $0.053 per gallon, resulting in motor fuel gross profits of $14.6 million. The decrease in motor fuel gross profit was primarily due to the decline in motor fuel gallons sold as a result of the Partnership's termination of low margin wholesale fuel supply contracts and other assets acquired in the PMI acquisition.
CrossAmerica’s gross profit from its Other revenues for the wholesale segment, which primarily consist of rental income, was $14.8 million for the second quarter of 2016 compared to $9.5 million for the same period in 2015. The increase in rental income was primarily associated with acquisitions completed in 2015 and the continued conversion of company-operated stores to lessee dealer sites.
The Partnership recorded $4.2 million in income from its 17.5% equity interest in CST Fuel Supply LP in the second quarter of 2016, compared to $1.2 million for the same period in 2015. The increase is a result of the additional 12.5% interest acquired in July 2015.
Adjusted EBITDA for the wholesale segment was $25.9 million for the second quarter of 2016 compared to $17.7 million for the same period in 2015. The $8.2 million increase was primarily driven by an increase in rental income, income from the Partnership's equity interest in CST Fuel Supply and a reduction in overall operating expenses, partially offset by a decrease in fuel profit as discussed above (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).
Retail Segment
For the second quarter 2016, the Partnership sold 40.8 million gallons of motor fuel at an average retail motor fuel gross profit of $0.058 per gallon, net of commissions and credit card fees, resulting in motor fuel gross profits of $2.4 million. For the same period in 2015, CrossAmerica sold 57.3 million gallons in its retail segment at an average gross profit of $0.081 per gallon, net of commissions and credit card fees, resulting in motor fuel gross profit of $4.6 million. The decrease in motor fuel gross profit was primarily attributable to a 29% decrease in fuel volumes due to the dealerization of sites.
During the quarter, the Partnership generated $8.0 million in gross profit from the sale of food and merchandise versus $11.4 million for the same period in 2015. The decrease in merchandise gross profit was also primarily due to converting company-operated stores to dealer-operated sites.
Adjusted EBITDA for the retail segment was $2.7 million for the second quarter of 2016 compared to $4.6 million for the same period in 2015. The decrease was primarily caused by the continued conversion of company-operated stores to dealer sites (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).
Distributable Cash Flow and Distribution Coverage Ratio
Distributable Cash Flow was $21.2 million for the three month period ended June 30, 2016 compared to $14.3 million for the same period in 2015. The increase in Distributable Cash Flow was due primarily to an increase in earnings driven by acquisitions in addition to lower operating and general and administrative expenses. Distributable Cash Flow per diluted limited partner unit was $0.6368 for the three months ended June 30, 2016 and the Partnership paid a limited partner distribution per unit of $0.5975 during the quarter, resulting in a Distribution Coverage Ratio of 1.07 times for the three months ended June 30, 2016 (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).
Six Months
Operating income was $15.3 million for the six months ended June 30, 2016 compared to $3.2 million achieved in the same period of 2015. EBITDA was $41.3 million for the six month period ended June 30, 2016, up 59% over the $26.0 million for the same period in 2015. Adjusted EBITDA was $49.3 million for the six month period ended June 30, 2016 compared to $34.6 million for the same period in 2015, representing an increase of 42%. The increase in EBITDA and Adjusted EBITDA was due primarily to an increase in the gross profit at the Partnership's wholesale segment primarily driven by an increase in rental income, income from the Partnership's equity interest in CST Fuel Supply and a reduction in overall operating expenses (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).
Subsequent Events
Refund payment related to CST sale of California and Wyoming Assets
On July 7, 2016, CrossAmerica announced that CST provided a refund payment to the purchase price paid by the Partnership for its 17.5% interest in CST Fuel Supply resulting from the sale by CST of 79 retail sites in California and Wyoming to 7-Eleven, to which CST Fuel Supply no longer supplies motor fuel. The purpose of the refund payment was to make CrossAmerica whole for the decrease in the value of its interest in CST Fuel Supply arising from sales volume decreases. The total refund payment received by the Partnership, as approved by the independent conflicts committee of the Board and by the executive committee of the board of directors of CST, was approximately $18.2 million.
Acquisition of State Oil Assets
On July 15, 2016, CrossAmerica entered into a definitive agreement to acquire certain assets of State Oil Company, consisting of 55 lessee dealer accounts, 25 independent dealer accounts, three company-operated locations, two non-fuel sites and certain other assets located in the greater Chicago market for approximately $45 million, including working capital. The acquisition is subject to customary conditions to closing and is expected to close in the third quarter of 2016.
Liquidity and Capital Resources
As of August 3, 2016, after taking into consideration debt covenant constraints, approximately $101 million was available for future borrowings under the Partnership's revolving credit facility. In connection with future acquisitions, the revolving credit facility requires, among other things, that CrossAmerica have, after giving effect to such acquisition, at least, in the aggregate, $20 million of borrowing availability under the revolving credit facility and unrestricted cash on the balance sheet on the date of such acquisition.
Distributions
On July 28, 2016, the Board of the Directors of CrossAmerica’s General Partner declared a quarterly distribution of $0.6025 per limited partner unit attributable to the second quarter of 2016. As previously announced, the distribution will be paid on August 15, 2016 to all unitholders of record as of August 8, 2016.  The amount and timing of any future distributions is subject to the discretion of the Board of Directors of CrossAmerica’s General Partner. Based on current expectations, CrossAmerica anticipates growing per unit distributions in 2016 by 5%-7% over 2015 levels while targeting the long-term goal of maintaining an annual coverage ratio of at least 1.1x.
Conference Call
The Partnership will host a conference call on August 5, 2016 at 9:30 a.m. Eastern Time (8:30 a.m. Central Time) to discuss 2016 second quarter earnings results. The conference call numbers are 888-517-2513 or 847-619-6533 and the passcode for both is 5854572#. A live audio webcast of the conference call and the related earnings materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CrossAmerica website (www.crossamericapartners.com). A slide presentation for the conference call will also be available on the investor section of the Partnership’s website. To listen to the audio webcast, go to http://www.crossamericapartners.com/en-us/investors/eventsandpresentations. After the live conference call, a replay will be available for a period of thirty days. The replay numbers are 888-843-7419 or 630-652-3042 and the passcode for both is 5854572#. An archive of the webcast will be available on the investor section of the CrossAmerica website at www.crossamericapartners.com/en-us/investors/eventsandpresentations within 24 hours after the call for a period of sixty days.

CROSSAMERICA PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(Thousands of Dollars, Except per Share Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Operating revenues(a)	$512,644	$650,136	$880,384	$1,130,593
Cost of sales(b)	472,129	608,965	802,679	1,051,695
Gross profit	40,515	41,171	77,705	78,898

Income from CST Fuel Supply equity	4,245	1,177	8,296	2,275
Operating expenses:
Operating expenses	16,119	20,071	31,530	37,411
General and administrative expenses	4,921	7,614	11,926	18,060
Depreciation, amortization and accretion expense	14,262	11,411	27,162	22,913
Total operating expenses	35,302	39,096	70,618	78,384
Gain (loss) on sales of assets, net	(102)	422	(106)	452
Operating income	9,356	3,674	15,277	3,241
Other income, net	316	190	434	249
Interest expense	(5,704)	(4,743)	(10,769)	(9,021)
Income (loss) before income taxes	3,968	(879)	4,942	(5,531)
Income tax expense (benefit)	338	(907)	(457)	(2,588)
Consolidated net income (loss)	3,630	28	5,399	(2,943)
Net income (loss) attributable to noncontrolling interests	4	(2)	6	(7)
Net income (loss) attributable to CrossAmerica limited partners	3,626	30	5,393	(2,936)
Distributions to CST as holder of the incentive distribution rights	(820)	(195)	(1,579)	(365)
Net income (loss) available to CrossAmerica limited partners	$2,806	$(165)	$3,814	$(3,301)
Net income (loss) per CrossAmerica limited partner unit:
Basic earnings per common unit	$0.08	$(0.01)	$0.11	$(0.13)
Diluted earnings per common unit	$0.08	$(0.01)	$0.11	$(0.13)
Basic and diluted earnings per subordinated unit	$—	$(0.01)	$0.11	$(0.13)
Weighted-average CrossAmerica limited partner units:
Basic common units	33,283,489	17,582,365	30,879,426	17,260,533

Diluted common units (c)	33,292,023	17,629,855	30,928,204	17,354,742
Basic and diluted subordinated units	—	7,525,000	2,315,385	7,525,000
Total diluted common and subordinated units (c)	33,292,023	25,154,855	33,243,589	24,879,742

Distribution paid per common and subordinated units	$0.5975	$0.5475	$1.1900	$1.0900
Distribution declared (with respect to each respective period) per common and subordinated units	$0.6025	$0.5625	$1.2000	$1.1100
Supplemental information:
(a) Includes excise taxes of:	$20,311	$26,714	$40,204	$47,224
(a) Includes revenues from fuel sales to related parties of:	$107,131	$139,216	$180,439	$238,140
(a) Includes income from rentals of:	$20,351	$14,608	$39,882	$29,028
(b) Includes expenses from fuel sales to related parties of:	$103,513	$135,431	$173,765	$231,471
(b) Includes expenses from rentals of:	$5,019	$4,408	$9,767	$7,930
(c) Diluted common units are not used in the calculation of diluted earnings per common unit for the three and six months ended June 30, 2015 because to do so would be antidilutive.

Segment Results
Wholesale
The following table highlights the results of operations and certain operating metrics of the Wholesale segment (thousands of dollars, except for the number of distribution sites and per gallon amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Gross profit:
Motor fuel–third party	$7,512	$6,521	$13,126	$13,669
Motor fuel–intersegment and related party	6,807	8,076	12,918	14,060
Motor fuel gross profit	14,319	14,597	26,044	27,729
Rent and other(a)	14,770	9,476	28,899	19,978
Total gross profit	29,089	24,073	54,943	47,707

Income from CST Fuel Supply equity(b)	4,245	1,177	8,296	2,275
Operating expenses(a)	7,434	7,568	13,298	14,698
Adjusted EBITDA(c)	$25,900	$17,682	$49,941	$35,284

Motor fuel distribution sites (end of period):(d)
Motor fuel–third party
Independent dealers(e)	384	379	384	379
Lessee dealers(f)	361	235	361	235
Total motor fuel distribution–third party sites	745	614	745	614

Motor fuel–intersegment and related party
Affiliated dealers (related party)	184	199	184	199
CST (related party)	43	43	43	43
Commission agents (Retail segment)	65	70	65	70
Company-operated retail convenience stores (Retail segment)(g)	77	124	77	124
Total motor fuel distribution–intersegment and related party sites	369	436	369	436

Motor fuel distribution sites (average during the period):
Motor fuel-third party distribution	739	609	711	612
Motor fuel-intersegment and related party distribution	380	445	393	431

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Total volume of gallons distributed (in thousands)	265,910	277,126	502,072	510,938

Motor fuel gallons distributed per site per day:(h)
Motor fuel–third party
Total weighted average motor fuel distributed–third party	2,287	2,565	2,201	2,437
Independent dealers	2,441	2,964	2,385	2,784
Lessee dealers	2,118	1,883	1,985	1,805

Motor fuel–intersegment and related party
Total weighted average motor fuel distributed– intersegment and related party	3,051	3,094	2,857	2,861
Affiliated dealers (related party)	2,591	2,611	2,457	2,460
CST (related party)	5,250	5,239	5,016	4,999
Commission agents (Retail segment)	3,167	2,988	2,968	2,861
Company-operated retail convenience stores (Retail segment)	2,858	3,173	2,598	2,784

Wholesale margin per gallon–total system	$0.054	$0.053	$0.052	$0.054
Wholesale margin per gallon–third party(i)	$0.047	$0.043	$0.044	$0.048
Wholesale margin per gallon–intersegment and related party	$0.065	$0.064	$0.063	$0.063

(a) Prior to 2016, CrossAmerica netted lease executory costs such as real estate taxes, maintenance, and utilities that CrossAmerica paid and re-billed to customers on its statement of operations. During the first quarter of 2016, CrossAmerica began accounting for such amounts as rent income and operating expenses and reflected this change in presentation retrospectively. This change resulted in a $2.5 million and $5.1 million increase in rent and other income and operating expenses for the three and six months ended June 30, 2015.
(b) Represents income from our equity interest in CST Fuel Supply.

(c)	Please see the reconciliation of our segment’s Adjusted EBITDA to consolidated net income under the heading “Results of Operations—
Non-GAAP Financial Measures.

(d)	In addition, as of June 30, 2016 and 2015, we distributed motor fuel to 15 and 14 sub-wholesalers, respectively, who distribute to additional sites.
(e) The increase in the independent dealer site count was primarily attributable to 21 independent dealer contracts assigned to us by CST and nine wholesale fuel supply contracts acquired in the One Stop acquisition, partially offset by 25 terminated motor fuel supply contracts that were not renewed.

(f)
The increase in the lessee dealer site count was primarily attributable to converting 122 company-operated convenience stores in our Retail segment to the lessee dealer customer group in our Wholesale segment between June 30, 2015 and June 30, 2016.

(g) The decrease in the company-operated retail site count was primarily attributable to 122 company-operated convenience stores being converted to dealer sites between June 30, 2015 and June 30, 2016, partially offset by the 41 sites acquired in the July 2015 One Stop acquisition and the 31 sites acquired in the March 2016 Holiday acquisition.

(h)	Does not include the motor fuel gallons distributed to sub-wholesalers.

(i)	Includes the wholesale gross margin for motor fuel distributed to sub-wholesalers.

Retail
The following table highlights the results of operations and certain operating metrics of the Retail segment (thousands of dollars, except for the number of convenience stores and per gallon amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Gross profit:
Motor fuel	$2,361	$4,629	$4,890	$9,346
Merchandise and services	8,033	11,397	15,748	19,859
Other	1,019	1,072	1,992	2,148
Total gross profit	11,413	17,098	22,630	31,353
Operating expenses	(8,685)	(12,503)	(18,232)	(22,713)
Inventory fair value adjustments(a)	—	—	91	706
Adjusted EBITDA(b)	$2,728	$4,595	$4,489	$9,346
Retail sites (end of period):
Commission agents	65	70	65	70
Company-operated convenience stores(c)	80	124	80	124
Total system sites at the end of the period	145	194	145	194
Total system operating statistics:
Average retail sites during the period(c)	150	206	162	198
Motor fuel sales (gallons per site per day)	2,984	3,055	2,751	2,892
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.058	$0.081	$0.060	$0.090
Commission agents statistics:
Average retail sites during the period	65	71	66	72
Motor fuel sales (gallons per site per day)	3,154	3,001	2,959	2,899
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.019	$0.021	$0.018	$0.030
Company-operated convenience store retail site statistics:
Average fueling sites during the period(c)	85	135	96	126
Motor fuel sales (gallons per site per day)	2,853	3,083	2,608	2,888
Motor fuel gross profit per gallon, net of credit card fees	$0.091	$0.112	$0.094	$0.125
Merchandise and services sales (per site per day)(d)	$4,166	$3,534	$3,602	$3,180
Merchandise and services gross profit percentage, net of credit card fees	24.1%	26.9%	24.7%	28.0%

(a) The inventory fair value adjustments recorded during the six months ended June 30, 2016 and 2015 represent the write-offs of the step-up in value ascribed to inventory in our Holiday and Erickson acquisitions, respectively.

(b)	Please see the reconciliation of CrossAmerica’s segment Adjusted EBITDA to consolidated net income under the heading “Supplemental Disclosure Regarding Non-GAAP Financial Measures.”

(c)
The decrease in retail sites relates to the conversion of 122 company-operated sites to lessee dealer since June 30, 2015, partially offset by the 42 One Stop and 34 Holiday sites acquired since June 30, 2015.

(d)	Includes the results from car wash sales and commissions from lottery, money orders, air/water/vacuum services and ATM fees.

Supplemental Disclosure Regarding Non-GAAP Financial Measures
CrossAmerica uses non-GAAP financial measures EBITDA, Adjusted EBITDA, and Distributable Cash Flow. EBITDA represents net income available to CrossAmerica limited partners before deducting interest expense, income taxes and depreciation, amortization and accretion. Adjusted EBITDA represents EBITDA as further adjusted to exclude equity funded expenses related to incentive compensation and the Amended Omnibus Agreement, gains or losses on sales of assets, certain discrete acquisition related costs, such as legal and other professional fees and severance expenses associated with recently acquired companies, and certain other discrete non-cash items, such as inventory fair value adjustments arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense.
EBITDA, Adjusted EBITDA, and Distributable Cash Flow are used as supplemental financial measures by management and by external users of CrossAmerica’s financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess the Partnership’s financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of CrossAmerica’s business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of the Partnership’s retail convenience store activities. EBITDA, Adjusted EBITDA, and Distributable Cash Flow are also used to assess the ability to generate cash sufficient to make distributions to CrossAmerica’s unit-holders.
The Partnership believes the presentation of EBITDA, Adjusted EBITDA, and Distributable Cash Flow provides useful information to investors in assessing the financial condition and results of operations. EBITDA, Adjusted EBITDA, and Distributable Cash Flow should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, and Distributable Cash Flow have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, and Distributable Cash Flow may be defined differently by other companies in CrossAmerica’s industry, the Partnership’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

 The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for per unit amounts):

Three Months Ended	Six Months Ended
June 30,	June 30,
2016	2015	2016	2015
Net income available to CrossAmerica limited partners	$2,806	(165)	$3,814	(3,301)
Interest expense	5,704	4,743	10,769	9,021
Income tax expense (benefit)	338	(907)	(457)	(2,588)
Depreciation, amortization and accretion	14,262	11,411	27,162	22,913
EBITDA	$23,110	$15,082	$41,288	$26,045
Equity funded expenses related to incentive compensation and the Amended Omnibus Agreement(a)	3,343	3,250	6,625	6,192
(Gain) loss on sales of assets, net	102	(422)	106	(452)
Acquisition related costs(b)	563	1,150	1,223	2,152
Inventory fair value adjustments	—	—	91	706
Adjusted EBITDA	$27,118	$19,060	$49,333	$34,643
Cash interest expense	(5,354)	(4,006)	(10,049)	(7,915)
Sustaining capital expenditures(c)	(198)	(307)	(329)	(827)
Current income tax expense	(365)	(428)	(465)	(1,487)
Distributable Cash Flow	$21,201	$14,319	$38,490	$24,414

Weighted average diluted common and subordinated units(d)	33,292	25,155	33,244	24,880

Distributable Cash Flow per diluted limited partner unit	$0.6368	$0.5692	$1.1578	$0.9813
Distributions paid per limited partner unit(e)	$0.5975	$0.5475	$1.1900	$1.0900
Distribution coverage	1.07	x	1.04	x	0.97	x	0.90	x

(a)
As approved by the independent conflicts committee of the Board of Directors of the General Partner and the executive committee of CST and its board of directors, CrossAmerica and CST mutually agreed to settle certain amounts due under the terms of the Amended Omnibus Agreement in limited partnership units.

(b)	Relates to certain discrete acquisition related costs, such as legal and other professional fees and severance expenses associated with recently acquired businesses.

(c)
Under the First Amended and Restated Partnership Agreement of CrossAmerica, as amended, sustaining capital expenditures are capital expenditures made to maintain the long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain CrossAmerica’s sites in leasable condition, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(d)
Includes 47,490 and 94,209 dilutive units that are not included in the calculation of diluted earnings per unit for the three and six months ended June 30, 2015, respectively, because to do so would be anti-dilutive.

(e)
The board of directors of CrossAmerica’s General Partner approved a quarterly distribution of $0.6025 per unit attributable to the second quarter of 2016. The distribution is payable on August 15, 2016 to all unitholders of record on August 8, 2016.

The following table reconciles segment Adjusted EBITDA to consolidated Adjusted EBITDA (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Adjusted EBITDA - Wholesale segment	$25,900	$17,682	$49,941	$35,284
Adjusted EBITDA - Retail segment	2,728	4,595	4,489	9,346
Adjusted EBITDA - Total segment	$28,628	$22,277	$54,430	$44,630

Reconciling items:
Elimination of intersegment profit in ending inventory balance	13	—	132	(162)
General and administrative expenses	(4,921)	(7,614)	(11,926)	(18,060)
Other income, net	316	190	434	249
Equity funded expenses related to incentive compensation and the Amended Omnibus Agreement	3,343	3,250	6,625	6,192
Acquisition related costs	563	1,150	1,223	2,152
Net (income) loss attributable to noncontrolling interests	(4)	2	(6)	7
Distributions to incentive distribution right holders	(820)	(195)	(1,579)	(365)
Consolidated Adjusted EBITDA	$27,118	$19,060	$49,333	$34,643
About CrossAmerica Partners LP
CrossAmerica Partners is a leading wholesale distributor of motor fuels and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is a wholly owned subsidiary of CST Brands, Inc., one of the largest independent retailers of motor fuels and convenience merchandise in North America.  Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to more than 1,100 locations and owns or leases more than 800 sites. With a geographic footprint covering 29 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.
Contacts

Investors:	Karen Yeakel, Executive Director – Investor Relations, 610-625-8005
Randy Palmer, Executive Director – Investor Relations, 210-692-2160
Safe Harbor Statement
Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on the CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.
Note to Non-United States Investors: This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of CrossAmerica Partners LP’s distributions to non-U.S. investors as attributable to income that is effectively connected with a United States trade or business. Accordingly, CrossAmerica

Partners LP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.